UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 6, 2009

Date of Report (Date of earliest event reported)

Quality Distribution, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

(Address of principal executive offices) (Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 6, 2009, Quality Distribution, Inc. (“QDI”) issued a press release announcing, among other things, a reduction in the minimum participation conditions for (i) the previously announced private exchange offer (the “Subordinated Notes Exchange Offer”) of its wholly owned subsidiaries, Quality Distribution, LLC (“QD LLC”) and QD Capital Corporation (together with QD LLC, the “Issuers”) to exchange, at the holder’s option, either (A) the Issuers’ new 11.75% Senior Subordinated PIK Notes due 2013 (the “New Subordinated Notes”) and warrants to purchase shares of common stock of QDI, or (B) cash consideration up to a combined aggregate maximum of $7.5 million (the “Cash Pool”) for the Retail Tender Offer (as defined below) and such Subordinated Notes Exchange Offer (and, if the Cash Pool is exhausted and the cash consideration is prorated, an amount of New Subordinated Notes and Warrants) for any and all of the Issuers’ properly tendered and accepted 9% Senior Subordinated Notes due 2010 (the “Old Subordinated Notes”), and (ii) the previously announced tender offer by the Issuers (the “Retail Tender Offer”) to purchase, with up to $7.5 million of cash, properly tendered and accepted outstanding Old Subordinated Notes.

The Subordinated Notes Exchange Offer and consent solicitation for the Old Subordinated Notes and the Retail Tender Offer are each conditioned on a revised minimum principal amount of at least 80% of the outstanding principal amount of the Old Subordinated Notes being tendered in the Subordinated Notes Exchange Offer and the Retail Tender Offer on an aggregate basis.

For additional information concerning the foregoing, a copy of the press release dated October 6, 2009 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

99.1	Text of press release, dated October 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.

Date: October 6, 2009	By:	/s/ JONATHAN C. GOLD
Name: Jonathan C. Gold Title: Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Text of press release, dated October 6, 2009.